Exhibit 99.1

Contact:	Kevin Krenzke
Vice President - Finance
832.601.6197
kevin.krenzke@usoncology.com

US Oncology Reports First Quarter 2008 Results

HOUSTON, TX, May 8, 2008 – US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest cancer services companies, reported revenue of $810.6 million, Adjusted EBITDA of $52.1 million and operating cash flow of $50.9 million for the quarter ended March 31, 2008.

The results of Holdings include those of US Oncology, its wholly-owned subsidiary, through which all operations are conducted. The results of operations and financial position of Holdings are substantially identical to those of US Oncology, with the exception of nominal administrative expenses and items related to the capitalization of Holdings. For the quarter ended March 31, 2008, US Oncology reported Adjusted EBITDA of $52.2 million and operating cash flow of $50.9 million.

During the quarter ended March 31, 2008, the Company identified an impairment of the carrying value of goodwill in its medical oncology services segment (see additional discussion in “Impairment and Restructuring Charges”). Although the amount of the impairment charge has not been finalized, the non-cash charge is expected to range from $375 million to $409 million (the entire carrying value of goodwill related to this segment). Because the amount of the charge has not been finalized, this release excludes financial information that is subject to change. The Company will include this information in its first quarter Form 10-Q to be filed with the SEC on or before May 15, 2008.

US Oncology Holdings First Quarter Results

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Adjusted EBITDA for the first quarter of 2008 was $52.1 million, compared to $57.2 million for the first quarter of 2007 and $58.0 million for the fourth quarter of 2007. The decrease from the first quarter of 2007 reflects reduced utilization of supportive care drugs as well as lower management fees in the medical oncology segment. The decrease from the previous quarter was due to performance fees earned during the fourth quarter in the pharmaceutical services segment, along with increased margin pressures and credit risk in our OPS business.

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Operating cash flow for the first quarter of 2008 was $50.9 million, compared to $23.7 million for the first quarter of 2007 and $74.2 million for the fourth quarter of 2007. The increase in operating cash flow from the first quarter of 2007 is primarily due to improved receivable collections and the election to pay interest due March 15, 2008 on the Holdings notes, in kind. The decrease from the fourth quarter of 2007 is due to payments made to physicians, earned in 2007 under programs that encourage their efficient use of capital and services in our pharmaceutical services segment, as well as semi-annual interest payments on the indebtedness of US Oncology made in the first quarter of 2008.

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During the first quarter of 2008, our network grew by a net of 48 physicians, which represents the seventh consecutive quarter of net growth. During the quarter, 71 physicians began practicing as part of the US Oncology network and 23 physicians separated from the network, including 18 who retired or otherwise left practices that remain affiliated with the Company.

•

As of March 31, 2008, 35 physicians had executed agreements to join the US Oncology network under CSA and OPS agreements and are expected to begin practicing under these agreements in 2008. Also, as of March 31, three integrated cancer centers were under construction and are expected to begin providing patient care in the second quarter of 2008. An additional 30 physicians signed either CSA or OPS agreements during April, 2008 to join the US Oncology network.

Bruce Broussard, chief executive officer stated, “We continue to focus our efforts on generating and increasing cash flow. We generated $50.9 million in cash flow during the first quarter of 2008, and currently have approximately $148 million of cash on hand and over $130 million in availability under our revolving line of credit. We continue to believe our financial position provides the flexibility to make long-term investments that allow the company to take advantage of opportunities in the cancer care system and implement our strategies.

We have made nearly $400 million in capital investments since our merger in 2004 that have broadened our revenue sources. At that time, radiation oncology, diagnostics and pharmaceutical services generated 30 percent of our cash flow, while today those services, along with new service offerings, represent approximately 75 percent of our cash flow. These investments have provided a stronger financial base while advancing our integrated care model.

“Advancing Cancer Care in America” continues to be our mission. Over the past several years, we have broadened our scope of services to better support practices in their delivery of patient-focused care, including the physician-led development of our Cancer Care Management program and Clinical Pathways initiatives. We have also made investments in information technology (including our electronic medical record, iKnowMed), our centralized reimbursement services, our pharmaceutical distribution system and our research program.

We anticipate increased cash flow from the above investments due to:

•	Improving existing operations through expanded capacity and improving the patient experience, while lowering operating costs through our practice quality and efficiency program.

•	Growing market share through affiliation with new practices in both existing and new markets.

•	Expanding targeted offerings from pharmaceutical-only relationships to include reimbursement services and managed care contracting.

•	Launching our Cancer Care Management program nationwide to expand our value proposition to payers.

•	Leveraging our research leadership position, to launch programs to support the growth in personalized medicine.”

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the first quarter of 2008 to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q1 2008	Q1 2007	% Change	Q4 2007	% Change
Revenue
Medical oncology services	$552.8	$521.9	5.9	$529.4	4.4
Cancer center services	90.1	84.3	6.9	87.1	3.4
Pharmaceutical services	610.6	541.4	12.8	599.7	1.8
Research and other	13.0	13.0	—	12.3	5.7
Eliminations(1)	(455.9)	(428.6)	(6.4)	(456.9)	0.2

Total	$810.6	$732.0	10.7	$771.6	5.1

Adjusted EBITDA(3)
Medical oncology services	$18.6	$24.8	(25.0)	$19.3	(3.6)
Cancer center services	31.1	29.5	5.4	29.9	4.0
Pharmaceutical services	22.7	22.4	1.3	29.4	(22.8)
Research and other	(0.9)	0.5	nm (4)	(0.3)	nm (4)
Corporate costs(2)	(19.4)	(20.0)	3.0	(20.3)	4.4

Total	$52.1	$57.2	(8.9)	$58.0	(10.2)

Operating cash flow	$50.9	$23.7	nm (4)	$74.2	(31.4)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(3)	Impairment and restructuring charges, other expense and the loss on debt extinguishment are excluded from Adjusted EBITDA.
(4)	Not meaningful.

Medical Oncology Services

In the first quarter of 2008, medical oncology services revenue increased $30.9 million, or 5.9 percent, from the first quarter of 2007. The revenue increase reflects an increase in daily visits and growth in our network of affiliated medical oncologists. Partially offsetting the increase in daily visits was a reduction in the utilization of supportive care drugs. Compared to the first quarter of 2007, Adjusted EBITDA decreased $6.2 million which relates primarily to a reduction in earnings from the use of supportive care drugs by affiliated medical oncologists, along with a $1.7 million decrease attributable to our program to promote continued support of pharmaceutical services initiatives.

Compared to the fourth quarter of 2007, medical oncology services revenue increased $23.4 million, or 4.4 percent which reflects new affiliations during the first quarter of 2008. Adjusted EBITDA decreased $0.7 million from the fourth quarter of 2007 as reduced earnings from supportive care drugs and management fee reductions more than offset earnings from recent affiliations.

Cancer Center Services

Cancer center services revenue in the first quarter of 2008 was $90.1 million, an increase of $5.8 million, or 6.9 percent, and Adjusted EBITDA was $31.1 million, an increase of $1.6 million, or 5.4 percent, over the first quarter of 2007. These increases reflect increasing diagnostic scans over the same period in the prior year. Additionally, radiation volumes continue to shift toward advanced targeted radiation therapies, such as image guided radiation therapy (“IGRT”) administered by network physicians, which are reimbursed at higher rates than conventional radiation therapy.

First quarter cancer center services revenue increased $3.0 million, or 3.4 percent, and Adjusted EBITDA increased $1.2 million, or 4.0 percent from the fourth quarter of 2007 reflecting the contribution of results from newly affiliated practices and increased revenue associated with advanced radiation therapies.

Pharmaceutical Services

Pharmaceutical services revenue in the first quarter of 2008 was $610.6 million, an increase of $69.2 million, or 12.8 percent, over the first quarter of 2007. The revenue increase is primarily due to the net addition of 170 medical oncologists affiliated through comprehensive service and oncology pharmaceutical services (“OPS”) agreements since the close of the first quarter of 2007. Since the first quarter of 2007, our network of affiliated medical oncologists has grown by 16 percent. The addition of physicians was partially offset by lower utilization of certain supportive care drugs due to coverage restrictions and safety concerns. Pharmaceutical services Adjusted EBITDA was $22.7 million for the first quarter of 2008, an increase of $0.3 million over the first quarter of 2007.

Pharmaceutical services revenue in the first quarter of 2008 increased $10.9 million, or 1.8 percent, and Adjusted EBITDA decreased $6.7 million from the preceding quarter. The revenue increase is due to the net addition of 48 affiliated medical oncologists during the quarter, as well as increased revenue from our oral oncology specialty pharmacy, OncologyRX CareAdvantage. The pharmaceutical services Adjusted EBITDA decrease of $6.7 million from the fourth quarter of 2007 is due to performance fees earned in the fourth quarter of 2007 that did not recur in the current quarter and lower utilization of supportive care drugs. Also, our OPS business faced margin pressures and increased credit risk during the first quarter of 2008.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $19.4 million in the first quarter of 2008, compared to $20.0 million in the first quarter of 2007. The decrease of $0.6 million is due primarily to lower personnel costs as well as the completion of our financial information system upgrade that took place during 2007.

Compared to the fourth quarter of 2007, corporate costs decreased $0.9 million which reflects personnel reductions and management of avoidable expenses.

Impairment and Restructuring Charges and Other Expense

During the past several years, we have become less dependent on our medical oncology segment as a source of earnings. Also, during the first quarter of 2008, earnings were negatively impacted by price increases from manufacturers of supportive care drugs. Further, safety concerns regarding the use of these drugs continue to impact the utilization of these drugs by our affiliated physicians. (See additional discussion in “Contingencies and Risks”.) These factors, along with lower market valuations resulting from unstable credit markets, led us to conclude that a goodwill impairment charge related to our medical oncology services segment was required as of March 31, 2008. As of December 31, 2007, goodwill related to our medical oncology services segment amounted to approximately $409 million and we believe a substantial portion of this amount will result in a non-cash charge in the first quarter of 2008. We currently estimate the charge will range from $375 million to $409 million (a complete impairment of goodwill related to our medical oncology segment). We initially recognized this goodwill on our balance sheet as a result of the purchase price allocation performed in connection with the merger transaction in August 2004.

To quantify the impairment of goodwill related to our medical oncology services segment, we are required to estimate a value that would be allocated to goodwill in a hypothetical purchase transaction using an estimate of the segment’s fair value as the purchase price. This estimation process also requires the identification and valuation of intangible assets that have either increased in value or have been created through Company initiatives and investments. Any value assigned to identified intangible assets reduces the amount attributable to goodwill.

In addition to the goodwill impairment charge, we recognized restructuring and other charges which relate primarily to employee severance costs amounting to $1.3 million in the first quarter of 2008. These amounts are excluded from Adjusted EBITDA.

During the first quarter of 2008 and fourth quarter of 2007 we also recognized an unrealized loss of $16.0 million and $11.6 million, respectively, related to the Company’s interest rate swap, due to decreasing LIBOR rates. Because the interest rate swap is not accounted for as a cash flow hedge, changes in the fair value of the instrument are reported currently in earnings. Although cash flow hedge accounting is no longer applied to the interest rate swap, the Company believes the swap, economically, remains a hedge against the variability of interest payments on a portion of its outstanding floating rate debt. The non-cash charge on the interest rate swap is excluded from Adjusted EBITDA.

Cash Flow

During the first quarter of 2008, operating cash flow was $50.9 million, compared to $23.7 million in the first quarter of 2007. The increase is primarily due to improved receivable collections and the election to pay interest due March 15, 2008 on the Holdings notes, in kind. Operating cash flow decreased $23.3 million from $74.2 million in the fourth quarter of 2007 due to payments made to physicians, earned in 2007 under programs that encourage their efficient use of capital and services in our pharmaceutical services segment, as well as semi-annual interest payments on the indebtedness of US Oncology.

As of May 6, 2008, the Company had $148.0 million of cash and investments, and availability under the revolving credit facility of $133.7 million.

Development

One of the Company’s ongoing objectives is to expand our network by affiliating with practices in new or existing markets, recruiting physicians into existing affiliated practices and entering into joint ventures. In the first quarter of 2008, our network grew by 48 physicians, net of retirements and other separations. During the same period, agreements were signed with 35 physicians to begin practicing in our network. An additional 30 physicians signed either CSA or OPS agreements during April, 2008 to join the US Oncology network.

Contingencies and Risks

During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are cooperating fully with the DOJ in responding to the subpoena. At the present time, the DOJ has not made any allegation of wrongdoing on the part of the Company. We cannot, however, provide assurance that such an allegation or litigation will not result from this investigation.

On April 18, 2006, the Company terminated its net revenue model comprehensive service agreement with a practice in Oklahoma, as a result of alleged breaches of that agreement by the practice. The practice accounted for 4.6 percent and 2.3 percent of the Company’s revenue and Adjusted EBITDA, respectively, for the first quarter of 2006. The Company remains in litigation with this practice regarding termination of its service agreement. As a result of the practice’s alleged breaches of that agreement and the litigation, we were unable to collect payments on receivables owned by us and other amounts owed by the practice on a timely basis. At March 31, 2008, the total amount owed to us for those receivables of $22.5 million is reflected on our balance sheet as other assets. We intend to pursue the claims we incurred as a result of terminating this service agreement. We also intend to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. As with any complex litigation, the process necessary to resolve this claim may take several years.

During March 2007, the Company became aware that it and one of its affiliated practices are the subject of allegations that the practice may have engaged in activities that violate the Federal False Claims Act. These allegations are contained in a qui tam complaint, commonly referred to as a "whistle-blower" lawsuit. The details of this suit are not publicly available or disclosable at the current time since qui tam complaints are filed on a confidential basis with a United States federal court. The DOJ has not made a decision on the merits of the whistle-blower’s claim. The Company intends to continue to investigate and vigorously defend itself against this claim. Based upon its present understanding of the nature and scope of the claim and investigation, the Company does not expect this claim to have a material adverse effect on its operations or financial condition, however our expectation could change as we receive more information.

On July 30, 2007, CMS issued a national coverage decision (“NCD”) establishing criteria for reimbursement by Medicare for ESA usage which is expected to continue to lead to a significant decline in utilization of these drugs by oncologists, including those affiliated with US Oncology. The Oncology Drug Advisory Committee of the FDA (“ODAC”) met on March 13, 2008, to further consider the use of ESAs in oncology. While ODAC recommended keeping chemotherapy-induced anemia as a labeled indication for ESAs, the Committee also supported positions that, if adopted by FDA, would reduce ESA usage. In particular, ODAC recommended that ESA use not be indicated in patients receiving “potentially curative” treatments or in patients with metastatic breast cancer and/or cancers of the head and neck. The Committee voted against a number of other proposed restrictions and against imposing a restricted distribution system for ESAs. ODAC is an advisory committee of the FDA. While the FDA often follows the recommendations of its advisory committees, it is not required to do so. It is expected that the FDA will consider these and other recommendations and could make additional changes to the ESA label during the second quarter of 2008. In addition, affiliated physicians may already be changing their ESA use as a result of concerns raised by ODAC, and the USON network is active in reviewing evidence and adopting appropriate treatment guidelines. During the first quarter of 2008, $10.2 million of the Company’s Adjusted EBITDA was attributable to utilization of ESAs by our network physicians.

Based upon continued uncertainty surrounding ESA utilization, including with respect to physician utilization practices, possible FDA action and other factors, the Company is withdrawing its previously issued EBITDA guidance and is not currently in a position to issue revised guidance for 2008. The Company and US Oncology will broadcast the 2008 first quarter financial results by conference call on Thursday, May 8, 2008 at 10:00 A.M. Central Daylight Time. The archived replay of the event will be available through the news center on the Company’s Web site (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, supports one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,247 physicians operating in 472 locations, including 91 radiation oncology facilities in 39 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company's ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to obtain amendments to its credit facility financial covenants on terms acceptable to it, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), minority interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before loss on early extinguishment of debt and impairment and restructuring charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q1 2008	Q1 2007	% Change	Q4 2007	% Change
Physician Summary:
Medical oncologists	743	685	8.5%	705	5.4%
Radiation oncologists	154	148	4.1	146	5.5
Other physicians	54	44	22.7	52	3.8

Total CSA physicians	951	877	8.4	903	5.3

OPS physicians	296	200	48.0	296	—

Total physicians	1,247	1,077	15.8	1,199	4.0

Daily Operating Statistics:
Medical oncology visits (1)	10,572	9,806	7.8	10,224	3.4
Radiation treatments/ diagnostic scans (2)(4)	3,685	3,614	2.0	3,680	0.1

Daily Same Store Statistics:
Medical oncology visits (1)	9,872	9,551	3.4	9,857	0.2
Radiation treatments/ diagnostic scans (2)(4)	3,449	3,495	(1.3)	3,461	(0.3)

Other Statistics:
Radiation oncology facilities(3)(4)	91	90	1.1	88	3.4

PET systems	34	34	—	34	—

New patients enrolled in research studies during the period	996	761	30.9	809	23.1

Accounts receivable days outstanding	34	37	(8.1)	33	3.0

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities.
(3)	The first quarter of 2008 includes 79 integrated cancer centers and 12 radiation-only facilities while the first quarter of 2007 includes 79 integrated cancer centers and 11 radiation-only facilities. The fourth quarter of 2007 includes 77 integrated cancer centers and 11 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF ADJUSTED EBITDA TO CASH FROM OPERATING ACTIVITIES

(in thousands)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2008	2007	2007
Adjusted EBITDA (1)	$52,112	$57,217	$58,034

Changes in assets and liabilities	36,831	(835)	45,954
Deferred income tax provision	(10,040)	(2,236)	(699)
Interest expense, net	(36,279)	(31,025)	(36,913)
Income tax benefit	8,256	609	7,869

Net cash provided by operating activities	$50,880	$23,730	$74,245

(1)

US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the quarters ended March 31, 2008 and 2007 and the quarter ended December 31, 2007, these expenses were $51 thousand, $41 thousand and $(21) thousand, respectively, of general and administrative costs, and are not included in the determination of US Oncology Adjusted EBITDA of $52.1 million, $57.2 million and $58.0 million, respectively, for these periods.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net cash provided by operating activities	$50,880	$23,730

Cash flows from investing activities:
Proceeds from sale of property and equipment	2,097	750
Acquisition of property and equipment	(23,624)	(17,427)
Designation of restricted cash	(500)	—
Investment in unconsolidated subsidiaries	171	—
Payments made in practice affiliation transactions	(36,071)	—
Distributions from minority interests	511	—

Net cash used in investing activities	(57,416)	(16,677)

Cash flows from financing activities:
Proceeds from senior floating rate PIK toggle notes, net of issue costs	—	413,300
Proceeds from other indebtedness	—	665
Repayment of senior floating rate notes	—	(256,766)
Repayment of term loan	(1,232)	(3,791)
Repayment of other indebtedness	(341)	(369)
Payment of dividends on preferred stock	—	(25,000)
Payment of dividends on common stock	—	(323,580)
Debt financing costs	(16)	—
Distributions to minority interests	(768)	(994)
Proceeds from exercise of options	25	517

Net cash used in financing activities	(2,332)	(196,018)

Decrease in cash and equivalents	(8,868)	(188,965)
Cash and equivalents:
Beginning of period	149,257	281,768

End of period	$140,389	$92,803